SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box: ☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

JACOBS ENGINEERING GROUP INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No	fee required.

☐ Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Notice of 2007

Annual Meeting of

Shareholders

and

Proxy Statement

Jacobs Engineering Group Inc.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

December     , 2006

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. Our Annual Meeting will be held on Thursday, January 25, 2007, at 12:00 p.m. at our headquarters located at 1111 South Arroyo Parkway, Pasadena, California.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2007 Annual Meeting of Shareholders and Proxy Statement.

In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2006. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. Returning the proxy or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

WILLIAM C. MARKLEY, III Senior Vice President, General Counsel and Secretary

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	12:00 p.m. on Thursday, January 25, 2007

LOCATION	Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, CA 91105

ITEMS OF BUSINESS

1.      To elect four directors to hold office until the 2010 annual meeting;

2.      To approve an amendment of the Certificate of Incorporation to increase the authorized number of shares of common stock to 240 million shares;

3.      To approve an amendment of the Certificate of Incorporation to provide that any director elected by the Board to fill a vacancy or a newly created directorship shall stand for election at the next annual meeting of shareholders;

4.      To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2007; and

5.      To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The shareholders of record at the close of business on Friday, December 15, 2006, will be entitled to vote at the Annual Meeting and any adjournment thereof.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and are included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

PROXY STATEMENT

We are providing these proxy materials in connection with the 2007 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. This proxy statement, the accompanying proxy card or voter instruction card, and the Company’s 2006 Annual Report on Form 10-K were first mailed to shareholders on or about December     , 2006. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Jacobs Engineering Group Inc. (the “Company”) is soliciting your vote in connection with the 2007 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of shareholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of four directors to hold office until the 2010 annual meeting;

2.	Approval of an amendment of the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock to 240 million shares (the “Increase in Authorized Capital Amendment”);

3.	Approval of an amendment of the Company’s Certificate of Incorporation to provide that any director elected by the Board to fill a vacancy or a newly created directorship shall stand for election at the next annual meeting of shareholders (the “Ratification of Appointed Directors Amendment”);

4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2007; and

5.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors’ recommend I vote?

The Board recommends a vote:

1.	For the election of Robert C. Davidson, Jr., Edward V. Fritzky, Robert B. Gwyn and Benjamin F. Montoya as directors;

2.	For the approval of the Increase in Authorized Capital Amendment;

3.	For the approval of the Ratification of Appointed Directors Amendment; and

4.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2007.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set Friday, December 15, 2006 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by all shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were              shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or nominee (i) lacks the discretionary authority to vote certain matters, and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and adopt the other proposals?

Directors are elected by a plurality of the votes cast. This means that the four individuals nominated for election to the Board of Directors who receive the most “FOR” votes will be elected. Abstentions are not counted for purposes of election of directors.

In order for the Increase in Authorized Capital Amendment to be approved, it must receive the affirmative vote of the majority of the Company’s outstanding shares of common stock. Both abstentions and broker non-votes each have the effect of a vote against the proposal.

In order for the Ratification of Appointed Directors Amendment to be approved, it must receive the affirmative vote of at least two-thirds of the Company’s outstanding shares of common stock. Both abstentions and broker non-votes each have the effect of a vote against the proposal.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Noel G. Watson, Craig L. Martin and John W. Prosser, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters such as the approval of the amendments of the Company’s Certificate of Incorporation.

Who pays for the proxy solicitation and how will Jacobs solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for any such solicitation. The Company will request brokers and nominees who hold shares of common stock of the Company in their names to furnish proxy materials to beneficial owners of the shares. The Company will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote by telephone or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy at any time before it is exercised by giving written notice to the Secretary of the Company, specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker, bank or nominee.

DISCUSSION OF THE VARIOUS PROPOSALS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect directors to serve on the Board of Directors. The Company’s Bylaws currently provide for twelve directors. The Company’s Certificate of Incorporation and the Bylaws divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II and III presently end at the annual meetings in 2009, 2007 and 2008, respectively. Class I has four directors, Class II has five directors and Class III has three directors.

The nominees for Class II are to be voted upon at this Annual Meeting. When elected, the directors will serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the four nominees recommended by the Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated Robert C. Davidson, Jr., Edward V. Fritzky, Robert B. Gwyn, and Benjamin F. Montoya, all incumbent directors, for election as Class II directors for three year terms expiring at the 2010 annual meeting of shareholders.

Dr. Linda K. Jacobs, currently a Class II director, has advised the Board of Directors that she wishes to retire from the Board and does not wish to stand for re-election at the 2007 Annual Meeting. As a result, following Dr. Jacobs’ retirement, the Company will amend the Company’s Bylaws to reduce the size of the Board to eleven directors. Dr. Jacobs’ contributions to the Company were many and are greatly appreciated. Following her retirement, Dr. Jacobs will continue to advise the Company as a consultant with the title Director Emerita.

Please see “The Board of Directors and Its Committees” below, for information about the members of the Board of Directors, their business experience and other pertinent information.

The Board of Directors recommends that you vote FOR all Nominees.

PROPOSAL NO. 2 — AMENDMENT OF CERTIFICATE OF

INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK

At the Annual Meeting, shareholders will be asked to approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 100 million shares to 240 million shares (the “Increase in Authorized Capital Amendment”). On December     , 2006, the Board of Directors adopted resolutions setting forth the Increase in Authorized Capital Amendment in the form of an amendment to Article 5(a) of the Company’s Certificate of Incorporation, and has determined the Increase in Authorized Capital Amendment to be advisable and in Company’s best interest.

The following is the relevant text of Article 5(a) of the Company’s Certificate of Incorporation, as proposed to be amended, with additions indicated with italicized text and deletions indicated by strike-through text:

“The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total amount of authorized capital stock of the Corporation is ~~101,000,000~~ 241,000,000 shares, divided into ~~100,000,000~~ 240,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.”

The purpose of the Increase in Authorized Capital Amendment is to increase the total authorized number of shares of common stock from 100 million shares to 240 million shares. The additional authorized shares may be used by the Company for business and financial purposes as determined by the Board of Directors from time to time to be necessary or desirable. Although there is no current plan to declare any type of stock split or stock dividend, the additional authorized shares could be used in connection with such a transaction. Other possible business and financial uses for the additional shares of common stock include, without limitation, raising capital through the sale of common stock; acquiring other companies, businesses, products or services in exchange for shares of common stock; attracting and retaining employees by the issuance of additional securities under the Company’s various equity compensation plans; and other transactions and corporate purposes that the Board of Directors deems to be in the Company’s best interest. The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions.

As of December 4, 2006, there were approximately 59,092,136 shares of common stock issued and outstanding. In addition, as of such date, approximately 5,049,369 shares were subject to outstanding equity compensation awards such as stock options (restricted stock awards are treated as outstanding shares) and an additional 2,563,889 shares were reserved for issuance in connection with future awards available for grant under the Company’s equity compensation plans. Such equity compensation plans are:

•	The Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “1999 Stock Plan”);

•	The Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan (the “1999 Outside Director Plan”);

•	The Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (the “1989 ESPP”);

•	The Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan (the “GESPP”); and

•	The Jacobs Engineering Group Inc. 1981 Executive Incentive Plan (the “1981 Stock Plan”).

Other than shares that may be issued under the equity compensation plans listed above, the Company has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock for any purposes.

Upon issuance, the additional shares of authorized common stock would have rights identical to the shares of common stock currently outstanding. Approval of the Increase in Authorized Capital Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders. Because the Company’s Certificate of Incorporation does not confer to the Company’s shareholders preemptive rights with respect to common stock, should the Board of Directors elect to issue additional shares of common stock, existing shareholders would not have any preferential rights to purchase these shares.

The Increase in Authorized Capital Amendment could, under certain circumstances, have an anti-takeover effect, although it is not the Company’s intention with this proposal. For example, in the event of a hostile attempt to take control of the Company, it may be possible for the Company to impede the attempt by issuing shares of common stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. The Increase in Authorized Capital Amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for the Company’s shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The Increase in Authorized Capital Amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

The Board of Directors has reserved the right, in the exercise of its discretion, to abandon the Increase in Authorized Capital Amendment regardless of whether the shareholders approve the Increase in Authorized Capital Amendment.

If the Increase in Authorized Capital Amendment is approved by the shareholders and it is not abandoned by the Board of Directors, it will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation, or an Amended and Restated Certificate of Incorporation should the Ratification of Appointed Directors Amendment (as defined below) also be approved at the Annual Meeting, with the Secretary of State of the State of Delaware, which filing is expected to occur soon after the Annual Meeting.

The Board of Directors recommends that you vote FOR the Increase in Authorized Capital Amendment to the Company’s Certificate of Incorporation.

PROPOSAL NO. 3 — AMENDMENT OF CERTIFICATE OF INCORPORATION TO REQUIRE DIRECTORS APPOINTED BY THE BOARD OF DIRECTORS TO FILL VACANCIES TO STAND FOR ELECTION AT THE FOLLOWING ANNUAL MEETING

At the Annual Meeting, shareholders will be asked to approve an amendment to the Company’s Certificate of Incorporation to provide that any director elected by the Board of Directors to fill a vacancy or a newly created directorship shall stand for election at the next annual meeting of shareholders unless such director was elected by the Board of Directors within 30 days of such meeting, in which case, such director shall stand for election at the following year’s annual meeting of shareholders. If elected by the shareholders, that director shall thereafter serve for the remainder of the term of the class of directors in which the vacancy existed or the new directorship was created (the “Ratification of Appointed Directors Amendment”). On December     , 2006, the Board of Directors adopted resolutions setting forth the Ratification of Appointed Directors Amendment in the form of an amendment to Article 8 of the Company’s Certificate of Incorporation, and has determined the Ratification of Appointed Directors Amendment to be advisable and in Company’s best interest.

The following is the text of Article 8 of the Company’s Certificate of Incorporation, as proposed to be amended, with additions indicated with italicized text and deletions indicated by strike-through text:

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors nor more than twenty-one directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, or one-third of the total number of directors constituting the entire Board of Directors. At the 1987 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1988, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, ~~and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class,~~ but in no case will a decrease in the number of directors shorten the term of any incumbent director. Except as set forth below in respect of a director elected by the Board of Directors to fill a vacancy, a~~A~~ director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected ~~to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor~~ in accordance with the preceding sentence shall stand for election at the annual meeting immediately following such director’s election by the Board of Directors, unless the appointment occurred less than 30 days prior to such meeting, in which case such director shall stand for election at the following year’s annual meeting, and, in either case, if elected by the stockholders, such director shall hold office for the remainder of the term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

The purpose of the Ratification of Appointed Directors Amendment is to reflect the Company’s desire that the Company and the Board of Directors be accountable to the Company’s shareholders.

The Board of Directors also unanimously adopted a resolution, subject to shareholder approval of the Ratification of Appointed Directors Amendment, to amend Section 3.05 of the Company’s Bylaws, which addresses Board vacancies, in a manner similar to the Ratification of Appointed Directors Amendment. Section 6 of the Company’s Certificate of Incorporation and Section 8.04 of the Company’s Bylaws provide that Board of Directors may amend the Company’s Bylaws. Therefore, you will not vote on the amendment to the Company’s Bylaws. However, should the Director Ratification Amendment not be approved, Section 3.05 of the Bylaws will not be amended.

The Board of Directors has reserved the right, in the exercise of its discretion, to abandon the Ratification of Appointed Directors Amendment regardless of whether the shareholders approve the Ratification of Appointed Directors Amendment.

If the Ratification of Appointed Directors Amendment is approved by the shareholders and it is not abandoned by the Board of Directors, it will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation, or an Amended and Restated Certificate of Incorporation should the Increase in Authorized Capital Amendment also be approved at the Annual Meeting, with the Secretary of State of the State of Delaware, which filing is expected to occur soon after the Annual Meeting.

The Board of Directors recommends that you vote FOR the Ratification of Appointed Directors Amendment to the Company’s Certificate of Incorporation.

PROPOSAL NO. 4 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Board of Directors, with the concurrence of the Audit Committee of the Board of Directors, has selected Ernst & Young LLP (“Ernst & Young”) to audit the consolidated financial statements of the Company as of September 30, 2007, and for the fiscal year then ended. At the Annual Meeting, shareholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

If the selection of Ernst & Young is not ratified by the holders of a majority of the shares represented at the meeting, or if prior to the Annual Meeting, Ernst & Young should decline to act or become incapable of acting, or if its selection should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2008 annual meeting.

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 as well as the various rules promulgated by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (the “NYSE”). The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address the following matters:

•	The Mission of the Board of Directors;

•	The size of the Board of Directors;

•	Frequency of meetings of the Board of Directors;

•	Committees of the Board of Directors;

•	The requirement that the Board of Directors be comprised of a majority of independent directors;

•	The requirement that each Committee of the Board of Directors be comprised entirely of independent directors;

•	Guidelines for determining director independence;

•	Term limits for directors;

•	Limiting the number of other boards on which non-management directors (i.e., a director who is not employed by the Company) may serve;

•	Mandatory retirement and the policy that directors cannot stand for re-election after reaching the age of 72;

•	Executive sessions of the Board of Directors at which non-management directors meet as a group, and without the presence of the Chief Executive Officer and other management directors;

•	Conflicts of interests;

•	The role and responsibilities of the Presiding Director;

•	The requirement that the performance of the executive Chairman and Chief Executive Officer be evaluated annually and reviewed by the non-management directors;

•	Review of the performance of individual directors; and

•	Other matters uniquely germane to the work and responsibilities of the Board of Directors.

Director Education

Also, pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors is provided with, and encouraged to, participate in continuing education.

Codes of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors and the Company have adopted the following other codes, guidelines, and policies:

•	Code of Business Conduct and Ethics for Board of Directors;

•	Corporate Policies Concerning Business Conduct; and

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

These documents serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, and require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on its website.

Stock Ownership Guidelines

In an effort to more closely link the Company’s non-management directors’ financial interests with those of shareholders, the Board of Directors has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own common stock valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed the guidelines within five years of joining the Board.

Several years ago as part of the Company’s continuing efforts to align the interests of the Company’s executive’s financial interests with those of the shareholders, the Company established stock ownership guidelines for the Company’s Senior Management. These guidelines remain in force today. Under these guidelines, senior management is expected to own Jacobs stock valued at between two and five times their base salary, depending upon their position in the Company. The guideline for the President and Chief Executive Officer is five times his base salary. Senior Management subjected to these guidelines are expected to meet or exceed the guidelines within three to five years of entering such position.

Committee Charters

In addition, the Board of Directors has adopted formal charters for each of its standing Committees:

•	The Nominating and Corporate Governance Committee;

•	The Audit Committee; and

•	The Human Resource and Compensation Committee.

These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties and responsibilities of each of the Committees in relation to the Committees’ roles in supporting the Board of Directors, and assisting the Board discharge its duties in supervising and governing the Company.

Availability of Documents

The full text of the Codes of Ethics, Corporate Governance Guidelines, Committee Charters and the other corporate governance materials described above are accessible by following the links to “Corporate Governance” on the Company’s website at http://www.jacobs.com.

The Company will furnish without charge a copy of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics for Board of Directors, the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Company’s Corporate Policies Concerning Business Conduct and the Charters of the Audit Committee, Human Resource and Compensation Committee and Nominating and Corporate Governance Committee to any person requesting in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names and ages of the members of the Board of Directors, as well as background information relating directly to their business experience. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2006 Annual Report on Form 10-K for information pertaining to the Company’s executive officers.

NOMINEES

Name and Experience	Class	Director Since
Robert C. Davidson, Jr., Director. Mr. Davidson, age 61, is the Chairman and Chief Executive Officer of Surface Protection Industries, Inc., a company that provides surface protection products and services worldwide, where he has been an executive since 1978. He serves as a member of the Boards of Morehouse College, Fulcrum Venture Capital Corporation, Cedars-Sinai Medical Center, Broadway Federal Bank, f.s.b., and the University of Chicago Graduate School of Business Advisory.	II	2001

Edward V. Fritzky, Director. Mr. Fritzky, age 56, is retired. Mr. Fritzky served on the Board of Amgen, Inc., a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology, from July 2002 to May 2005 and also served as a special advisor to Amgen until July 2004. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the Board of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, he was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company. Mr. Fritzky serves as a member of the Boards of Geron Corporation and SonoSite, Inc.

	II	2004

Robert B. Gwyn, Director. Mr. Gwyn, age 67, is retired. Mr. Gwyn was a Managing Director of Amaryn Group, a private investment company, from 1994 until 1998. He was President, Chief Executive Officer and Chairman of the Board of Agricultural Minerals and Chemicals, Inc., a company engaged in the fertilizer and methanol businesses from 1990 until 1994.	II	1995

Rear Admiral Benjamin F. Montoya, CEC, USN (Retired), Director. Admiral Montoya, age 71, is the Chief Executive Officer of SmartSystems Technologies, a company that designs, develops and manufactures automated security, energy and other control systems for homebuilders and installers. From 1987 to 1989, he served as the Commander, Naval Facilities Engineering Command and Chief of Civil Engineers. He was Senior Vice President and General Manager of the Gas Supply Business Unit of Pacific Gas and Electric Company from 1991 to 1993. He was President and Chief Executive Officer of Public Service Company of New Mexico from 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. Admiral Montoya serves as a member of the Boards of TEC, Inc., and Brown and Caldwell Engineers.

	II	2002

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Joseph R. Bronson, Director. Mr. Bronson, age 58, is President, a Member of the Office of the Chief Executive Officer and a Director of Form Factor Inc., a global leader in advanced semiconductor wafer probe card technology. Mr. Bronson was previously Executive Vice President and Chief Financial Officer of Applied Materials, Inc., a worldwide supplier of products and services to the global semiconductor industry and a leading information infrastructure provider. Mr. Bronson had been employed by Applied Materials from 1984 to 1989 and from 1990 to October 2004. Mr. Bronson held the position of Corporate Controller for Applied from 1984 to 1989, the position of Chief Financial Officer from January 1998 to his departure and was Executive Vice President since December 2000. From 1989 to 1990, Mr. Bronson served as Vice President and Chief Financial Officer of Stardent Computer. From 1979 to 1984, Mr. Bronson was employed by Schlumberger Limited, where he was Group Controller from 1983 to 1984. He is a Certified Public Accountant and a member of the American Institute of CPA’s and serves as Chairman of the Leavey School of Business Advisory Board, Santa Clara University, California. Mr. Bronson serves as a member of the Board of Advanced Energy Industries, Inc.

	I	2003

The Hon. Thomas M. T. Niles, Director. Mr. Niles, age 67, is Vice Chairman of United States Council for International Business (USCIB), a company working with its international affiliates to promote open markets and freer trade around the world. He was President of USCIB from 1999 to 2005. Mr. Niles was formerly U.S. Ambassador to Canada (1985-1989), U.S. Ambassador to the European Union (1989-1991), Assistant Secretary of State for Europe and Canada (1991-1993) and Ambassador to Greece (1993-1997).	I	2003

David M. Petrone, Director. Mr. Petrone, age 62, is Chairman of Housing Capital Company, a real estate lending firm. He was Vice Chairman of Wells Fargo & Co. from 1986 until March 1, 1992. He is a director of Finelite, Inc.	I	1987

Noel G. Watson, executive Chairman of the Board and Director. Mr. Watson, age 70, has been with the Company since 1965 and was Chief Executive Officer of the Company from November 1992 to April 2006. He was also the President of the Company from 1987 until July 2002.	I	1989

Linda Fayne Levinson, Director. Ms. Levinson, age 65, is an independent investor and advisor to professionally funded, privately held ventures. From 1997 until 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Prior to that, Ms. Levinson was an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Boards of NCR Corporation, Ingram Micro, Inc. and The Western Union Company.

	III	1996

Name and Experience	Class	Director Since
Craig L. Martin, President and Director. Mr. Martin, age 57, has served in various senior and executive positions with the Company since joining it in 1994. Mr. Martin was promoted to President of the Company in July 2002, and became Chief Executive Officer in April 2006.	III	2002

Dale R. Laurance, Director. Dr. Laurance, age 61, is the owner of Laurance Enterprises LLC, a private advisory service company. He retired from Occidental Petroleum Corporation, an independent oil and gas exploration and production company and a North American chemical manufacturer, on December 31, 2004 where he had served as President since 1996 and a Director since 1990. From 1983 to 1996, he served in various management and executive positions with Occidental Petroleum Corporation. He is also a director of Ingram Micro Inc.	III	1994

Meetings of the Board of Directors

In addition to the seven regularly held meetings during fiscal 2006, the Board of Directors held an additional eighth meeting. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during the year. The Board of Directors has a policy that all directors attend the annual meeting. All of the directors attended the 2006 annual meeting.

It is the policy of the Board of Directors to hold seven regularly scheduled meetings and executive sessions of non-management directors without management present at all such meetings. Additional meetings of the Board of Directors and executive sessions of non-management directors may be held from time to time as the Board of Directors deems necessary or desirable. The director serving as the Presiding Director at these executive sessions rotates on an annual basis among the chairs of the various committees of the Board of Directors. No director may serve as the Presiding Director for two consecutive years. Currently, Ms. Fayne Levinson, Chair of the Nominating and Corporate Governance Committee, is the Presiding Director. On January 25, 2007, Mr. Joseph Bronson, Chair of the Audit Committee, will begin serving as the Presiding Director. The Chair of the Human Resources and Compensation Committee will begin serving as the Presiding Director beginning at the annual meeting of shareholders in 2008.

During fiscal year 2006, the non-management members of the Board of Directors met in executive sessions without management present at all seven of the regularly held meetings of the Board. The Board of Directors expects to continue the practice of non-management directors meeting in executive sessions without management present at all Board Meetings held in fiscal year 2007.

Compensation of Directors

The Company pays non-management directors a cash retainer in the amount of $50,000 per year, plus a fee of $1,500 for each meeting of the Board and each committee on which they serve that they attend. In addition, each non-management director receives an annual award of 1,000 shares of restricted stock pursuant to the 1999 Outside Director Plan. Pursuant to the terms of that plan, each non-management director receives an option to purchase 4,000 shares of common stock on the first day of the month following the date he or she is first elected to the Board (this option grant is referred to in the 1999 Outside Director Plan as the “appointment grant”), and an option to purchase 2,500 shares of common stock on the first day of March of each year (this option grant is referred to in the 1999 Outside Director Plan as the “annual grant”). In accordance with the terms and conditions of the 1999 Outside Director Plan, the option prices for both appointment grants and annual grants are equal to the Fair Market Value (as defined in the 1999 Outside Director Plan) of the Company’s common stock on the date of the grant.

Independence of Directors

As discussed above, the Board of Directors has adopted Guidelines for Determining Director Independence, which are attached as Annex A. The Board of Directors has affirmatively determined that the following directors are independent under Section 303A.02 of the NYSE listed company manual and the Company’s Guidelines for Determining Director Independence: Dr. Jacobs, Ms. Levinson, Dr. Laurance and Messrs. Bronson, Davidson, Fritzky, Gwyn, Montoya, Niles and Petrone. In addition, as further required by the NYSE’s listed company manual, the Board has made an affirmative determination that, other than in respect of their positions as directors, no relationship, whether immaterial or material, exists between any independent director and the Company. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationship that violated these tests.

Committees of the Board of Directors

Audit Committee — The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company. In addition, the Audit Committee reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors, and reviews and approves the worldwide audit fee and all non-audit services.

The Audit Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s web site at http://www.jacobs.com or upon written request, as described below under “Annual Report, Financial and Additional Information.” The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the independence standards of Section 303A.02 of the NYSE listed company manual and are financially literate, as required by Section 303A.07(a) of the NYSE listed company manual, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has affirmatively determined that all of the members of the Audit Committee are audit committee financial experts, as defined by the SEC. The Board of Directors made this determination based on the respective qualifications and business experience of all of the committee members, as briefly described above. During fiscal 2006 the Audit Committee held nine meetings. The members of the Audit Committee are Messrs. Bronson (Chair), Gwyn and Petrone. Further information regarding the Audit Committee is set out in the Audit Committee Report below.

Human Resource and Compensation Committee — The Human Resource and Compensation Committee (the “HR&C Committee”) establishes, recommends, and governs all compensation and benefits policy for executive officers including individual components of total remuneration, goals and performance criteria for incentive compensation plans, short and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its sub-committee, all equity based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

The HR&C Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s web site at http://www.jacobs.com or upon written request, as described below under “Annual Report, Financial and Additional Information.” The Board of Directors has affirmatively determined that all of the members of the HR&C Committee meet the independence standards of Section 303A.02 of the NYSE’s listing standards. During fiscal 2006 the HR&C Committee held five meetings. The members of the HR&C Committee are Drs. Laurance (Chair) and Jacobs, and Messrs. Davidson and Montoya.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee assists the Board in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles and guidelines, including, but not limited to, the appropriate size, function and needs of the Board. The qualifications that the Board considers in locating qualified candidates to serve as directors include education; professional and academic affiliations; industries served; length of service; positions held; geographies served; and diversity. The Chair of the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, then the Chair, the executive Chairman of the Board, and the Chief Executive Officer review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are chosen and then interviewed by non-management directors and executive management of the Company. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, then the candidate is nominated for election by the Company’s shareholders. With regard to shareholder nomination of directors for election please see the requirements described below under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s web site at http://www.jacobs.com or upon written request, as described below under “Annual Report, Financial and Additional Information.” The Board of Directors has affirmatively determined that all of the members of the Nominating and Corporate Governance Committee meet the independence standards of Section 303A.02 of the NYSE’s listing standards. During fiscal 2006 the Nominating and Corporate Governance Committee held five meetings. The members of the Nominating and Corporate Governance Committee are Ms. Fayne Levinson (Chair), Mr. Fritzky and Ambassador Niles.

Annual Performance Evaluations

The Nominating and Corporate Governance Committee conducts periodic individual director performance reviews and in particular where a director is standing for re-election. In addition, the Chairs of each of the Committees of the Board, i.e. Audit, Human Resource and Compensation, and Nominating and Corporate Governance, conduct periodic individual performance reviews of directors on their respective committees.

Contacting the Board of Directors

Any shareholder or employee who desires to communicate with the Company’s non-management directors may do so as follows:

•	Confidentially or anonymously through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to Presiding Director, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Presiding.Director@Jacobs.com.

All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received from security holders of the Company by management which have not also been sent directly to the Board of Directors will be processed as follows: (i) if the security holder specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board; and (ii) if the security holder does not request that the communication be sent to the Board, then management will promptly relay to the

Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Audit Committee

Any shareholder or employee may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior management, to the Vice President, Internal Audit or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

•	Through the Company’s Integrity Hotline;

•	By writing to the Chair of the Audit Committee, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Audit.Committee@Jacobs.com.

REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS

Report of the Audit Committee

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting and financial practices. The Audit Committee is currently composed of three “independent directors” according to the rules promulgated by the SEC and NYSE. In addition, the Board of Directors has affirmatively determined that each member of the Audit Committee is financially literate and has the accounting or related financial management expertise specified in the NYSE listed company manual, and is an audit committee financial expert as defined by the SEC.

The duties and responsibilities of the Audit Committee include:

•	Meeting with Management and Ernst & Young to review and discuss the Company’s quarterly and annual financial results and consolidated financial statements;

•	Reviewing any accounting issues brought to it by Management or Ernst & Young as they may relate to the Company’s consolidated financial statements, or financial reporting in general;

•	Reviewing the accounting policies and practices of the Company as they pertain to matters requiring Management judgment (e.g., purchase price accounting, pension liabilities, litigation, etc.);

•	Reviewing with Management and Ernst & Young the effects of pending changes to generally accepted accounting principles, as well as alternative, acceptable methods of accounting;

•	Reviewing and approving the public release of all announcements relating to the Company’s results of operations, and any earnings guidance Management decides to release publicly;

•	Recommending to the Board whether, based on its review and discussions with Management and Ernst & Young, the Company’s consolidated financial statements should be included in the Company’s annual report on Form 10-K;

•	Reviewing and approving the annual audit plan of the Company’s internal audit department;

•	Overseeing the treatment of any complaints received by the Company or the Audit Committee regarding the Company’s accounting practices;

•	Reviewing the performance, qualifications and independence of the Company’s independent auditors;

•	Reviewing and approving non-audit services provided by Ernst & Young;

•	Reviewing with Ernst & Young their audit procedures, scopes, and timing, and reviewing and approving the annual audit fee; and

•	Reviewing the effectiveness of the Company’s system of internal control.

The Audit Committee is free to retain the services of outside consultants and other experts it deems necessary or advisable to assist it in fulfilling its responsibilities.

The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which Ernst & Young has historically provided. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess the expertise and be in the best position to advise the Company on issues and matters other than accounting and auditing.

The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation relating to due diligence activities, and advising the Company with respect to the applicability and implementation of new accounting standards) and tax services (which include general tax compliance, tax research and planning services), without a specific case by case consideration of each of the services to be performed by the independent auditors. The policies and procedures require that any other services, including the annual audit services and any other attestation services, be expressly and specifically approved by the Audit Committee prior to such services being performed by Ernst & Young. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts will require specific pre-approval by the Audit Committee. The Audit Committee will consider whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

The Audit Committee has reviewed and discussed with Management and Ernst & Young the audited financial statements included in the Company’s Annual Report on Form 10-K. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 — Communication with Audit Committees, as well as those communications required by the SEC’s rules and regulations. In addition, the Audit Committee has received from Ernst & Young the written disclosures required by Independence Standards Board No. 1 — Independence Discussions with Audit Committees and discussed with them their independence from the Company and its management.

All audit and non-audit services performed by Ernst & Young during fiscal 2006 were pre-approved pursuant to the procedures outlined above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006, for filing with the SEC.

The following table summarizes the fees for professional audit services provided by Ernst & Young for the audit of the Company’s annual, consolidated financial statements for fiscal years September 30, 2006 and 2005 as well as fees billed for all other services provided by Ernst & Young during those same periods:

	2006	2005
Audit fees	$4,710,300	$4,580,500
Audit related fees	901,400	1,030,400
Tax fees	408,800	700,700

Total	$6,020,500	$6,311,600

Audit Fees—These amounts represent fees of Ernst & Young for the audit of the Company’s annual, consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the audit of internal control over financial reporting; and the services that an independent auditor would customarily provide in connection with subsidiary audits, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees—These fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees—These fees consist generally of the two categories of services of (i) tax compliance and return preparation, and (ii) tax planning and advice. For fiscal 2006, fees incurred for tax compliance and return preparation were approximately $255,900 and fees for tax planning and advice were approximately $152,900. For fiscal 2005, fees incurred for tax compliance and return preparation were $480,500 and fees for tax planning and advice were approximately $220,200. The compliance and return preparation services consisted primarily of the preparation of original and amended tax returns and claims for refunds. Tax planning and advice consisted primarily of support provided in connection with income tax audit or inquiries.

The Audit Committee has considered whether the provision by Ernst & Young of non-audit services is compatible with maintaining the independence of Ernst & Young.

JOSEPH R. BRONSON, Chair

ROBERT B. GWYN

DAVID M. PETRONE

Report of the Human Resource and Compensation Committee

The Human Resource and Compensation Committee (the “HR&C Committee”) is currently composed of four members. The Board has affirmatively determined that Dr. Linda Jacobs, Dr. Dale Laurance, Mr. Benjamin Montoya and Mr. Robert Davidson are all independent under the NYSE listed company rules and under the criteria established by the Board pursuant to the Company’s Guidelines for Determining Director Independence. The result of this determination is that all members of the HR&C Committee are independent directors. On behalf of the Board of Directors, the HR&C Committee establishes, recommends and governs all compensation and benefits policy for executive officers including individual components of total remuneration, goals and performance criteria for incentive compensation plans, short and long-term incentive plan design and key benefit plans established for employees. Utilizing information provided by its outside advisors, competitive information and Company performance, the HR&C Committee determines the compensation programs for the Chairman and the Chief Executive Officer and reviews and approves recommendations made by its outside advisors, the Chairman and the Chief Executive Officer as to the compensation programs for the executive management team, including the named executives listed on the Summary Compensation Table (the “Named Executive Officers”). The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its sub-committee, all equity based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company. The HR&C Committee directly retains the services of independent consultants and other experts it deems necessary to assist the HR&C Committee in fulfilling its responsibilities.

Compensation Philosophy

The HR&C Committee’s overall philosophy and objectives are to provide an executive compensation program that rewards superior performance and has consequences for underperformance.

The key elements of the Company’s pay program include base salary, annual cash incentives, equity-based compensation and benefit programs. The mix of these elements is designed to:

•	Enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company’s size and performance;

•	Reward executives for superior performance through a formula based annual cash incentive bonus program that places a substantial component of their pay at risk based on the Company’s financial results, as measured by operating and shareholder value measures such as its return on net equity;

•	Provide an incentive for continued service and future performance through the use of long term equity-based incentives and mandatory bonus compensation deferral vehicles;

•	Encourage executives to have an equity ownership in the Company; and

•	Align the interests of the Company’s executives with shareholders’ interests.

Determining Competitive Compensation

In determining total compensation for the Named Executive Officers and other executive officers of the Company, the HR&C Committee utilizes the consulting services of an independent consultant. During 2006 the HR&C Committee directly engaged the services of Fredrick W. Cook & Company (“independent consultant”) to review and provide recommendations concerning all of the components of the Company’s executive compensation, including base pay, incentives, perquisites, benefits and long term equity based awards. The independent consultant utilized comparative data from a comprehensive data-base developed by Towers Perrin and its own survey information. The Company’s practices were compared to an industry peer group and a general industry group with market capitalizations and growth rates approximating those of the Company’s. The industry peer group provides information regarding the competitive pay structure of the Company’s direct competitors, while the general industry group provides information regarding the competitive pay structure for companies of similar size and complexity with whom the Company competes for talent.

It is the HR&C Committee’s practice to compare the compensation data for comparative companies using the 50th through 75th percentile for that group. The HR&C Committee considers the fact that the principal provisions for the retirement of the Company’s executive officers are the various 401(k) Plans and the 1989 ESPP that are generally available to all levels of employees of the Company. The Company has no supplemental retirement plans for its executive officers. The HR&C Committee also considers that the only employees of the Company who are participants in defined benefit retirement plans are employees of certain acquired companies, and only three executive officers participate in any such pension plan. The HR&C Committee also considers that the employees receiving bonuses through the Company’s Incentive Bonus Plan may elect to participate in a nonqualified deferred compensation plan whereby a portion of a participant’s salary and bonus may be deferred and paid to the employee at some future date. Senior executives are eligible to participate in the same benefits as that of its general employees and other than requirements of expatriate assignments, generally have no special executive perquisites.

Establishing Executive Compensation

The Company’s executive compensation program includes the following elements:

•	Base salary;

•	Incentive cash compensation;

•	Long-term incentive compensation; and

•	Benefits.

Base Salary — In setting executive officer base salaries for fiscal 2006 the HR&C Committee considered Mr. Watson’s and Mr. Martin’s base salary recommendations as to each executive officer except themselves, the HR&C Committee’s own evaluation of the individual performance of the executive officers against the goals established for the Company, and information compiled by the independent consultant regarding prevailing salaries for executives and senior-level personnel being offered by companies that the Company regards as its competitors. Factors influencing the base salary decision for each executive include individual performance and contribution, level of responsibility, tenure, competencies and competitive conditions. Mr. Watson’s and Mr. Martin’s base salary for 2006 was established in the same manner as the base salaries of the other executive officers of the Company using the HR&C Committee’s own evaluation of their performance and information compiled by the independent consultant. The HR&C Committee believes that the total cash compensation paid to Mr. Watson and Mr. Martin and to each of the other Named Executive Officers was reasonable in light of the performance of the Company for fiscal 2006.

Incentive Compensation — The purpose of the Company’s Incentive Bonus Plan (the “Incentive Bonus Plan”) is to promote the success of the Company by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives. Each year the HR&C Committee reviews and approves the Incentive Bonus Plan structure. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a hurdle rate to determine the trigger point used to establish a bonus pool. The trigger point is calculated using the hurdle rate against the average equity for the Company. Once pretax, pre-bonus income exceeds the trigger point, the bonus pool accrues at 20 percent of pretax, pre-bonus income in excess of the trigger point. When pretax, pre-bonus earnings reach two times the trigger point, the accrual increases to 25 percent of pretax, pre-bonus income in excess of two times the trigger point. The bonus pool formula is subject to change at any time and is determined at the sole and absolute discretion of the HR&C Committee.

The hurdle rate is established on the basis of the HR&C Committee’s judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company taking into account economic and market conditions in effect at the time. The hurdle rate and trigger point are determined with consideration for appropriate competitive pay practices as reported by the independent consultant. In approving the hurdle rate each year, the HR&C Committee also considers the effects of changes in accounting standards. For example, when the Financial Accounting Standards Board adopted an accounting standard that eliminated the requirement that goodwill be amortized through periodic charges to earnings beginning in fiscal 2002, the HR&C Committee approved an increase to the target percentage for fiscal 2002 and when the Financial Accounting Standards Board adopted an accounting standard that required the expensing of equity based compensation the HR & C Committee approved a decrease in the target percentage for 2006. The effect of these changes were to ensure that the bonus pool would not increase or decrease for earnings attributable solely to a change in accounting principle.

A major percentage of the bonus pool is allocated to the officers and key employees of the Company in the incentive bonus plan, and the remaining portion of the pool is allocated for discretionary awards to high performing employees. Fifty percent of the allocation to the officers and key employees is individually allocated in proportion to weighted salaries, with the salaries of the executive officers given the greatest weight. The Chairman, Chief Executive Officer, Chief Financial Officer and Executive Vice President weighting factor for the financial pool is the same. Generally, 16B officers’ weighting factors are 75% of the senior executive group, and remaining allocations are 50% or lower of the respective weighting of each tiered group. The remaining 50% of the executive officer pool is usually allocated in the same proportion as the initial allocations, although individual allocations are in some cases adjusted on the basis of the HR&C Committee’s subjective evaluations of individual performance. Generally, awarded bonuses are paid in three annual installments contingent on continued employment and may be further voluntarily deferred by the participants in the Company’s non-qualified deferred compensation plans.

The Company’s Incentive Bonus Plan provides rewards for successful short term performance and contains a retention strategy aligned with longer term shareholder interests. Prior year awards may be paid in the employee’s final year of employment only if the employee has an approved retirement pursuant to pre-established policies and is approved by the HR&C Committee or its delegate. There is no change-in-control provision within the Incentive Bonus Plan.

The Company’s financial performance in relation to the pre-approved 2006 hurdle rate was exceptional and represented an extraordinary opportunity to reward superior performance of the executives. In approving the bonus pool for fiscal 2006 and the payments pursuant to the Incentive Bonus Plan, the HR&C Committee noted:

•	Net earnings grew by 49.6% from last year;

•	Diluted EPS grew by 46.0%;

•	Return on average shareholders’ equity during fiscal 2006 was 15.2%;

•	Net cash (total cash, less bank debt) grew by $198.1 million during the year;

•	The Company’s stock outperformed the S&P 500 and the Dow Jones Heavy Construction Index for the last year and five years as outlined under the heading “Performance Graph” below; and

•	The Company grew its diverse global employment base to more than 42,000 employees located in over 60 offices in 20 countries.

Equity-based Compensation — Equity is awarded pursuant to the 1999 Stock Plan, which was approved by shareholders. The HR&C Committee administers the 1999 Stock Plan and establishes the rules of the all awards including grant guidelines, vesting schedules and other provisions. The HR&C

Committee reviews these rules periodically and considers the interests of the shareholders, market conditions, information provided by independent advisors, performance objectives and recommendations made by the Chairman and the Chief Executive Officer. The HR&C Committee affirmatively considers awards for all 16B officers at a preset meeting generally held in June of each year. The strike price of stock option grants are established at the closing fair market value price on the date the HR&C Committee meets and determines the grants. New hire awards, relocation or retention grants not made at this pre-established meeting to the 16B officers are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award. Key employee grants are generally approved in the same manner by the HR&C Committee at the June meeting, although the HR&C Committee has delegated, pursuant to the terms of the 1999 Stock Plan, certain limited authority to its sub-committee to make equity grants in accordance with the rules established by the HR&C Committee for non-executive officers throughout the year. These grants are made as soon as administratively practical for the Sub-Committee to meet after a new hire, promotion, or retention action is warranted. All awards are granted on the date the sub-committee meets and, if in the form of stock-options, is priced based upon the fair market value of the closing price on that date. The HR&C Committee periodically receives a report of the sub-committee’s individual actions each year. In 2006, no awards were made on a date other than when the HR&C or the sub-committee met and always at the closing fair market value of the stock on the meeting date.

Awards generally vest within three to five years from the date of grant. Change-in-control provisions protect employees only in the event a change-in-control is consummated and only if the employee is terminated (other than for cause) within two years of the change-in-control. Certain retirement provisions provide employees with the opportunity to continue to exercise vested options for the life of the grant, but do not provide any additional vesting opportunity for unvested awards. Non-retirement terminations provide employees with the opportunity to exercise vested options up to 90 days from the termination date, and do not permit additional vesting. There are no special executive agreements in place relating to equity compensation.

In determining stock option awards to executive officers for 2006 the HR&C Committee considered Mr. Watson’s and Mr. Martin’s recommendations with respect to all executive officers other than themselves, the HR&C Committee’s own evaluations of the individual contribution and performance of each of the executive officers and previous equity awards to the executive officers. The HR&C Committee also considered the stock option awards information and recommended guidelines included in the compensation and benefits study discussed previously. The HR&C Committee elected to grant stock options to the executive officers as shown in the accompanying compensation tables. Grants guidelines are established based upon executive roles and responsibilities and individual performance. All stock option grants to executive officers during fiscal 2006 were granted with strike prices equal to the closing market value of the stock on the date of grant.

The Committee reviews each executive with respect to preestablished ownership guidelines to ensure that shareholder interests are met. During the review in June, all of the Named Executive Officers significantly exceeded the guideline of a 3 to 5 times base salary multiple. The remaining 16B officers generally exceeded guidelines of a 2 times base salary multiple. Newly hired or promoted executives, were on track for such holdings within three to five years.

Employee Benefits — With the exception of its executive deferred compensation plans and certain expatriate arrangements, the Company generally provides executives with the same benefit plans offered to all employees. During 2006, Named Executive Officers were only eligible for the Company’s 401(k) plan that provides maximum contributions within legal guidelines and a match equal to 50% of the first 6% of eligible pay. With the exception of three executives below Named Executive Officer level, no executive participates in a defined benefit plan. Of the three executives participating in defined benefit plans, one is a broad-based employee plan provided in Belgium, one is in a closed plan offered in the UK and one is in a US plan that was frozen to new entrants in 1999 and future benefit accruals in 2006.

Prior to 2005, the Company provided deferred compensation opportunities to eligible key executives that provided for certain distribution opportunities in accordance with then applicable law. While the Company did not provide above-market investment enhancements, deferrals in the executive deferred compensation plans earned returns based upon a rate established at the beginning of the year using 125% of the then applicable Moody’s fixed income rate. In 1995 the company froze this plan structure to new contributions and provided for diversification of investments in funds provided by an insurance carrier for all future deferrals. The investment funds have returns that track market returns and are not enhanced by the Company. In accordance with the provisions of section 409A of the Internal Revenue Code of 1986, the Company adopted a new Deferred Compensation plan for eligible US employees in 2005. The plan does not allow for the distribution of proceeds until six months have elapsed following termination of employment. The Company continues to provide investment diversification opportunities without any additional contributions, or enhancements to investment returns. There are change-in-control features within the Deferred Compensation plan and accompanying rabbi trust that transfer decision making to the trustee and majority of the participants with respect to changes and amendments. No benefit enhancements occur upon a change-in-control.

The Company has qualified employee stock purchase plans in which all employees in certain countries are eligible for participation including executive officers. The company adopted a safe-harbor plan design in 2006 which provides for a 5% discount of the closing price of the stock at the end of each purchase period. Several executives participate in the employee stock purchase plans. The employee stock purchase plans offered by the Company are open to most employees in North America, Europe and the UK. Approximately 25% of eligible employees participate in such plans. Change-in-control provisions provide for orderly purchase of stock prior to the date of the change-in-control.

The Company has adopted a policy known as a balance sheet approach in support of employees on expatriate assignments. The terms and conditions of each assignment is determined utilizing data provided by outside consultants as to the incremental costs of living, goods and services, currency and hardship conditions. The Company provides tax equalization, relocation and country specific benefits for executives on assignments. During 2006 the Company had six executives with international assignment agreements approved by the HR&C Committee.

Perquisites — Senior executives are eligible to participate in the same benefits as that of its general employees and other than requirements of expatriate assignments, generally have no special executive perquisites. Two officers, Mr. Hammond and Mr. Prosser, were grand-fathered in discretionary country club memberships granted over five years ago that provide for business and personal use. In certain international locations, executives are eligible for Company provided vehicle subsidies and certain medical benefits that are country specific and generally provided to other non-executive employees in that country based upon competitive practices.

Compensation Practices — In 1993, the Internal Revenue Code of 1986 was amended to limit the deductibility of certain compensation and benefits paid to the Chief Executive Officer and the four highest paid executive officers in excess of $1 million. The HR&C Committee believes that the compensation payable for fiscal year 2006 will not result in a significant loss of tax deductions for the Company.

DALE R. LAURANCE, Chair

ROBERT C. DAVIDSON, JR.

LINDA K. JACOBS

BENJAMIN F. MONTOYA

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation of the Company’s Chairman of the Board and Chief Executive Officer and the four most highly compensated officers at the end of the Company’s last completed fiscal year (collectively, the “Named Executive Officers”) for services in all capacities to the Company and its subsidiaries during its 2004, 2005 and 2006 fiscal years:

	Year	Annual Compensation(a)		Long Term Compensation (b)		Other ($)(c)
				Restricted Stock Awards	Securities Underlying Options/SARs (#)(b)
		Salary ($)	Bonus ($)
Craig L. Martin	2006	$867,000	$957,660	-0-	75,000	$6,600
Chief Executive Officer	2005	752,200	654,980	-0-	75,000	6,530
and President	2004	724,950	521,750	-0-	50,000	6,530

Noel G. Watson	2006	$965,440	$1,066,390	-0-	300,000	$6,600
Executive Chairman	2005	1,035,000	901,230	-0-	75,000	6,530
of the Board	2004	996,810	717,400	-0-	150,000	6,540

Thomas R. Hammond	2006	$598,750	$661,360	-0-	30,000	$1,160,840	(d)
Executive Vice President	2005	568,500	495,040	-0-	50,000	564,380	(d)
	2004	548,750	394,940	-0-	30,000	6,150

George A. Kunberger	2006	$462,500	$457,700	-0-	80,000	$6,600
Executive Vice President	2005	370,040	241,660	-0-	9,000	6,300
	2004	349,590	188,700	-0-	10,000	6,150

John W. Prosser, Jr.	2006	$483,750	$534,330	-0-	40,000	$6,600
Executive Vice President	2005	456,250	397,280	-0-	30,000	6,540
	2004	420,000	246,950	-0-	40,000	6,750

(a)	Represents amounts earned by the named executive during the year indicated, and includes amounts deferred, if any, under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the “401(k) Plan”) and the Company’s nonqualified Executive Deferral Plans.
(b)	Consists solely of nonqualified stock options granted pursuant to the 1999 Stock Plan.
(c)	Consists solely of Company contributions to the 401(k) Plan.
(d)	Consists of $6,600 ($6,300 in fiscal 2005) in Company contributions to the 401(k) Plan, and $6,500 ($6,900 in fiscal 2005) paid in connection with a club membership. Also included are the following other amounts paid in connection with Mr. Hammond’s temporary relocation to the Company’s Reading, England office pursuant to the Assignment Letter Agreement dated February 16, 2005 more fully described below under “Employment Arrangements:” Goods and services differential—$120,140 ($84,280 in fiscal 2005); Foreign housing allowance—$193,010 ($169,190 in fiscal 2005); Home leave and other—$9,830 ($2,500 in fiscal 2005); Automobile and rail allowance—$17,920 ($3,400 in fiscal 2005); Education reimbursement—$64,430 ($53,400 in fiscal 2005); Travel and temporary living reimbursement—$950 ($22,470 in fiscal 2005); Shipping and storage—$0 ($51,100 in fiscal 2005) and Tax equalization payments—$741,460 ($164,840 in fiscal 2005). With respect to the tax equalization payments made on behalf of Mr. Hammond, the Company expects to receive an aggregate of approximately $701,000 in refunds.

Employment Arrangements

On February 16, 2005, the Company and Thomas R. Hammond entered into an Assignment Letter Agreement (the “Assignment Agreement”) to maintain Mr. Hammond’s current level of income and benefits through the duration of his temporary transfer to the Company’s London (Reading), England office, taking into consideration the additional costs anticipated in connection with Mr. Hammond’s transfer. Among other things, the Assignment Agreement provides for a grant of 10,000 stock options pursuant to the 1999 Stock Plan, a goods and services differential of £5,532 British Pounds Sterling per month, housing and relocation expenses, tax equalization benefits and certain other benefits.

Option/SAR Grants in Last Fiscal Year

Stock options granted during fiscal year 2006 to all of the Company’s executive officers, including the Named Executive Officers, were granted under the 1999 Stock Plan. The 1999 Stock Plan permits the granting of stock options and the awarding of restricted stock to employees of the Company and its subsidiaries, as well as to employees of “related companies” (as defined in the 1999 Stock Plan). The 1999 Stock Plan was adopted by the Board of Directors, and approved by the Company’s shareholders, as the successor stock award plan to the 1981 Stock Plan. The following table contains information concerning options granted to the Named Executive Officers during fiscal year 2006.

Name	Number of Options Granted (a)	Percentage of all Options Granted (b)	Exercise Price	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at the Following Assumed Annual Rates of Stock Price Appreciation Over the 7-year Option Term
						0%	5%	10%
Craig L. Martin	75,000	9.66%	$87.11	$87.11	4-Apr-13	—	$2,659,700	$6,198,200

Noel G. Watson	300,000	38.65%	$87.11	$87.11	4-Apr-13	—	10,638,800	24,792,800

Thomas R. Hammond	30,000	3.87%	$74.70	$74.70	22-Jun-13	—	912,300	2,126,100

George A. Kunberger	50,000	6.44%	$86.99	$86.99	23-Feb-13	—	1,770,700	4,126,400
	30,000	3.87%	$74.70	$74.70	22-Jun-13	—	912,300	2,126,100

John W. Prosser, Jr.	40,000	5.15%	$74.70	$74.70	22-Jun-13	—	1,216,400	2,834,800

Gain for all shareholders (based on 58,995,813 shares outstanding at September 30, 2006 and a year-end stock price of $74.73 per share)							$2,772,643,650	$7,026,423,400

Gain of named executive officers as a percent of the total gain to all shareholders							0.58%	0.53%

(a)	All grants consisted of nonqualified stock options awarded pursuant to the 1999 Stock Incentive Plan.
(b)	Calculation based on a total of 776,100 options granted during fiscal 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

The following table sets forth information regarding option exercises during fiscal year 2006 by the Named Executive Officers and the value of their unexercised options on September 30, 2006. The Company has never granted any stock appreciation rights.

	Shares Acquired on Exercise	Total Value Realized	Number of Unexercised Options at FYE (shares)		Value of Unexercised In-the-Money Options at FYE
			Exercisable	Unexercisable	Exercisable	Unexercisable
Craig L. Martin	34,000	$2,149,300	394,583	160,417	$17,009,200	$2,074,160
Noel G. Watson	250,000	$13,375,700	403,750	406,250	$13,213,960	$2,573,690
Thomas R. Hammond	—	—	200,000	85,000	$8,426,280	$1,338,130
George A. Kunberger	23,500	$1,125,300	18,917	92,583	$583,740	$321,990
John W. Prosser	—	—	141,667	78,333	$6,565,760	$930,760

PERFORMANCE GRAPH

The following graph shows the changes over the past five-year period in the value of $100 invested in (1) the common stock of Jacobs Engineering Group Inc., (2) the Standard & Poor’s 500 Index and (3) the Dow Jones Heavy Construction Group Index. The values of each investment are based on share price appreciation, with reinvestment of all dividends, assuming any were paid. For each graph, the investments are assumed to have occurred at the beginning of each period presented.

Comparison of Five Year Cumulative Total Return(a) Among Jacobs Engineering Group Inc., the S&P 500 Index, and the Dow Jones Heavy Construction Group Index

	9/01	9/02	9/03	9/04	9/05	9/06
Jacobs Engineering Group	$100.00	$98.97	$144.55	$122.72	$216.03	$239.52
S&P 500 Index	$100.00	$79.51	$98.91	$112.63	$126.43	$140.08
Dow Jones Heavy Construction Group Index	$100.00	$80.41	$113.87	$125.24	$200.54	$239.09

Note: The above information was provided by Research Data Group, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director and nominee for director; (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners:

Name and Address	Amount and Nature of Ownership of Common Stock		Percent of Class (c)
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	6,413,630	(a)	10.9	%(a)
Transamerica Investment Management, LLC 11111 Santa Monica Blvd., Suite 820 Los Angeles, California 90025	4,794,084	(b)	8.1	%(b)

(a)	Based on information set forth in the Form 13F filed with the SEC on November 13, 2006. Based on such filing, the beneficial owner has full dispositive power with respect to these shares, and has the following voting authority: sole voting authority—494,934 shares; shared voting authority—zero shares; no voting authority—5,918,696 shares.
(b)	Based on information set forth in the Form 13F filed with the SEC on November 13, 2006. Based on such filing, the beneficial owner has full dispositive power with respect to these shares, and has the following voting authority: sole voting authority—4,588,823 shares; shared voting authority—243 shares; no voting authority—205,018 shares
(c)	Calculated based on 59,092,136 shares of common stock outstanding as of December 4, 2006.

Security Ownership of Directors, Nominees, and Named Executive Officers:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (a)	Number of Shares of Common Stock Relating to Unexercised Stock Options (b)	Total	Percent of Class (c)
Non-Management Directors:
Joseph R. Bronson	5,170	625	5,795	*
Robert C. Davidson	6,000	9,375	15,375	*
Edward V. Fritzky	3,000	2,625	5,625	*
Robert B. Gwyn	11,020	15,375	26,395	*
Linda K. Jacobs	159,831	15,375	175,206	0.30%
Dale R. Laurance	11,000	15,375	26,375	*
Linda Fayne Levinson	7,000	13,375	20,375	*
Benjamin F. Montoya	6,000	9,375	15,375	*
Thomas M. T. Niles	4,500	4,875	9,375	*
David M. Petrone	51,700	12,675	64,375	0.11%

Named Executive Officers:
Craig L. Martin	76,917	394,583	471,500	0.80%
Noel G. Watson	640,731	403,750	1,044,481	1.77%
Thomas R. Hammond	91,892	202,500	294,392	0.50%
George A. Kunberger	31,977	18,917	50,894	*
John W. Prosser, Jr	116,205	141,667	257,872	0.44%

All directors and executive officers as a group	1,690,959	2,097,446	3,788,405

(a)	Ownership is direct.
(b)	Includes only those unexercised options that are, or will become, exercisable within 60 days of date of this Proxy Statement.
(c)	Calculated based on 59,092,136 shares of common stock outstanding as of December 4, 2006. Unless indicated otherwise, the percentage ownership is less than 0.1% of the number of shares of common stock outstanding
*	Ownership is less than 0.1% of the number of shares of common stock outstanding as of the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered Class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 2006.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part III, “Item 10—Directors and Executive Officers of the Registrant” in the Company’s Form 10-K.

SHAREHOLDERS’ PROPOSALS

Under the Bylaws of the Company, shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders’ meeting at which they wish a nomination to be considered. Nominations must include certain information concerning the nominee and the proponent’s ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this proxy statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

Proposals other than nominations of persons for election to the Board for consideration at the 2008 annual meeting of shareholders must be submitted to the Company no later than November 8, 2007. However, in order to be included in the Company’s proxy statement and form of proxy relating to the 2008 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 22, 2007. If timely notice is not given of a shareholder proposal, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement. The 2008 annual meeting of shareholders is scheduled to be held on Thursday, January 24, 2008.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations.

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s Annual Financial Statements and Review of Operations for fiscal 2006 can be found in the Company’s Form 10-K. A copy of the Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date. The Company will furnish without charge a copy of the Form 10-K, including the financial statements and schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of common stock of the Company on December 15, 2006. The Company will also furnish copies of any exhibits to the Form 10-K to eligible persons requesting exhibits at $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

William C. Markley, III Senior Vice President General Counsel and Secretary

Pasadena, California

December [    ], 2006

Annex A

The Jacobs Engineering Group Inc. Board of Directors

Guidelines for Determining the Independence of Its Members

December 2, 2004

It is expected the Board members (in that role) will exercise diligently and in good faith their independent judgment in the best interests of the Company and its shareholders as a whole, notwithstanding their other activities or affiliations.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

In making such determination the Board shall broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition, a director will be determined by the Board to not be independent if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

(vi) The director is an executive officer of any tax exempt organization that has received in any of the last three fiscal years, contributions from the Company in any single fiscal year which exceeds the greater of $1 million, or 2% of such tax exempt organization’s consolidated annual gross revenues.

A-1

As used herein, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. “The Company” means Jacobs Engineering Group Inc. and all of its subsidiaries.

A-2

1111 S. ARROYO PARKWAY PASADENA, CA 91105 U.S.A.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (+ 5 hours GMT) on Wednesday, January 24, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (+ 5 hours GMT) on Wednesday, January 24, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jacobs Engineering Group Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 U.S.A.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JACOBS	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACOBS ENGINEERING GROUP INC.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

Vote on Directors					For All	Withhold All	For All Except	To withhold authority to vote for any indicated nominee, mark “For All Except” and write the nominee’s number on the line below.
1.	Election of directors:

	Nominees:
	01	Robert C. Davidson, Jr.	03	Robert B. Gwyn	☐	☐	☐
	02	Edward V. Fritzky	04	Benjamin F. Montoya

Vote on Proposals		For	Against	Abstain

2.	To approve an amendment to the Certificate of Incorporation to increase the authorized number of shares of common stock to 240 million shares.	☐	☐	☐

3.	To approve an amendment to the Certificate of Incorporation to provide that any director elected by the Board to fill a vacancy or a newly created directorship shall stand for election at the next annual meeting of shareholders.	☐	☐	☐

4.	To approve Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Please sign as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

For address changes, please check this box and write them on the back where indicated		☐

	Yes	No
HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, January 25, 2007

12:00 PM

1111 South Arroyo Parkway Pasadena, California 91105

U.S.A.

Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, California 91105 U.S.A.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 25, 2007.

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted for the persons nominated as directors by the Board of Directors and “FOR” Items 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Noel G. Watson, Craig L. Martin and John W. Prosser, Jr., and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

If you vote by Phone or Internet, please do not mail your Proxy Card.

See reverse for voting instructions.